UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2009

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614	77-0138960
(Commission File Number)	(IRS Employer Identification No.)

741 Calle Plano, Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 388-3700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 30, 2009, Vitesse Semiconductor Corporation (the “Company”) announced that it closed a debt restructuring transaction with its major creditors.  As previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2009, the Company entered into a Debt Conversion Agreement (the “Conversion Agreement”), dated as of October 16, 2009, with more than 96.7% of the beneficial owners (which we refer to collectively as the “Noteholders”) of the $110,005,920 in principal amount of its 1.5% Convertible Subordinated Debentures due 2024 (the “2024 Debentures”).  Pursuant to the Conversion Agreement, the Noteholders agreed to exchange their 2024 Debentures for a combination of cash, shares of common stock, new convertible debentures, and in some cases, shares of preferred stock.

On October 30, 2009, the Company paid $10,126,806 in cash in connection with the closing of the debt restructuring transaction contemplated under the Conversion Agreement (the “Closing”), $3,586,853 of which is being used to settle the Company’s obligations with respect to the 2024 Debentures of holders that were not parties to the Conversion Agreement, $6,423,107 of which is being paid to parties to the Conversion Agreement in partial repayment of the 2024 Debentures and $116,846 of which is being paid to all beneficial owners of the 2024 Debentures as of October 30, 2009 in payment of accrued interest.

In connection with the Closing of the debt restructuring transaction, the Company is issuing the following securities in exchange for the remaining $100,005,920 in aggregate principal amount and premium of 2024 Debentures:

•                  172,936,222 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

•                  $49,993,000 aggregate principal amount of 8.0% Convertible Second Lien Debentures Due 2014 (the “New Notes”); and

•                  770,785.65 shares of Series B Participating Convertible Non-Cumulative Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock,” and collectively with the Common Stock and the New Notes, the “New Securities”).

Prior to the debt restructuring transaction, there were 230,905,580 shares of Common Stock outstanding.  Immediately after the debt restructuring transaction, there will be 403,841,802 shares of Common Stock outstanding.  If all shares of Series B Preferred Stock are converted into Common Stock immediately after the transaction, 480,920,402 shares of Common Stock would be outstanding after the transaction. If the Company’s stockholders approve the authorization of additional shares of Common Stock at a contemplated special meeting, up to an additional 222,191,111 shares of Common Stock may be issued in connection with conversions of the New Notes.

All of the 2024 Debentures acquired by the Company as a result of the debt restructuring transaction contemplated by the Conversion Agreement have been cancelled.  Further, the Company paid the principal amount, premium, and accrued interest on all remaining 2024 Debentures immediately after the Closing of the debt restructuring transaction.  As a result of these transactions and payments, no 2024 Debentures will remain outstanding.

Exchange for the 2024 Debentures

Pursuant to the Conversion Agreement, the Noteholders are exchanging approximately 50% of their 2024 Debentures (after the partial repurchase for cash described above) for shares of Common Stock at $0.20 per share, subject to a limitation on ownership of 9.9% of the outstanding shares of Common Stock.  Noteholders who would otherwise own more than 9.9% of the outstanding Common Stock following the debt restructuring transaction are receiving a combination of Common Stock and Series B Preferred Stock.  These Noteholders are receiving one share of Series B Preferred Stock for every 100 shares of Common Stock that they would have otherwise received in the debt restructuring transaction in excess of the number of shares of Common Stock that equals 9.9% of the outstanding shares of Common Stock.  The Noteholders are exchanging approximately 50% of their remaining 2024 Debentures (after the partial repurchase for cash described above) for the New Notes.  The New Notes are being issued under an indenture (the “Indenture”) entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”) on October 30, 2009.

The New Notes

The New Notes are guaranteed by Vitesse Manufacturing & Development Corporation and Vitesse Semiconductor Sales Corporation and are secured by second priority security interests on substantially all of the assets of the Company and its subsidiaries.  This second priority security interest is subordinated to the lien created under the Loan Agreement dated August 23, 2007 between the Company, as borrower, and the lenders signatory thereto and Whitebox VSC Ltd., as a lender and as agent for the lenders.

The New Notes bear cash interest at 8.0% per annum, which will accrue interest beginning on October 30, 2009.  Interest will be payable on the New Notes semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2010.  The New Notes will mature on October 30, 2014 unless earlier converted or repurchased.

The New Notes are convertible into shares of the Company’s Common Stock at a conversion price of $0.225 per share (equivalent to an initial conversion rate of approximately 4,444 shares per $1,000 principal amount of debentures), subject to customary adjustments.  The Company may elect to deliver cash in lieu of shares of Common Stock if the New Notes are converted.

The Indenture provides for customary events of default which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture or any other instrument under which the Company has incurred indebtedness of $15 million or more; the rendering of certain final judgments; and certain events of bankruptcy, insolvency, or reorganization.  Generally, if an event of default occurs and is continuing under the Indenture, either the Trustee or the holders of at least 25% in the aggregate principal amount of the New Notes, then outstanding, may declare the principal amount plus accrued and unpaid interest on the New Notes to be immediately due and payable.

The Indenture provides for customary covenants, representations and warranties by the Company.  In addition, the Indenture includes a covenant that neither the Company nor its subsidiaries will incur indebtedness under a credit facility or permitted refinancing in excess of $25 million, subject to customary adjustments; indebtedness under capital leases and purchase money obligations in excess of $5 million at any one time; indebtedness in connection with cash management and deposit accounts in excess of $500,000; material increases in financing insurance premiums; or unsecured indebtedness in excess of $25 million.  The Indenture also includes a covenant that on or prior to February 15, 2010, the authorized number of shares of Common Stock shall be increased to permit the conversion of the New Notes into shares of Common Stock (the “Capital Increase”).  If the Company is unable to obtain stockholder approval of this increase on or prior to February 15, 2010, then on February 16, 2010 the Company will pay to the Trustee, for the benefit of the holders of the New Notes, an additional monthly payment equal to 1% of the outstanding principal amount of the New Notes, and this amount will also be due on the fifteenth day of every following month until the stockholder approval is obtained.  If the Company is unable to obtain stockholder approval of this increase prior to February 15, 2011, the holders of the New Notes will have the right to require the Company to repurchase the New Notes for cash at a price equal to the value of the as-converted amount of the shares of Common Stock that would have been issued to the holder of the New Notes had the Capital Increase occurred, plus a make-whole amount that would have been applicable if such holder exercised its conversion right.  The Company is also required under the terms of the Indenture to seek stockholder approval on or prior to February 15, 2010 at a Special Meeting of Stockholders for a reverse stock split of the Common Stock at a ratio to be determined by the Board of Directors.

A copy of the Indenture and a form of the New Notes is filed with this Current Report as Exhibit 4.1 and Exhibit 4.2.  The description of the Indenture and the New Notes contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 4.1 and Exhibit 4.2.

The Series B Preferred Stock

In connection with the issuance of shares of Series B Preferred Stock pursuant to the terms of the Conversion Agreement, on October 29, 2009, the Company filed with the Secretary of State of the State of Delaware, effective upon filing, a Certificate of Designation (the “Certificate of Designation”) that designated for issuance 800,000 shares of the Series B Preferred Stock.  Pursuant to the terms of the Certificate of Designation, each share of the Series B Preferred Stock is convertible at the option of the holder at any time into 100 fully paid and nonassessable shares of Common Stock.  The Series B Preferred Stock will have no liquidation preference.  Dividends on the Series B Preferred Stock are non-cumulative and will have a dividend preference equal to $0.001 per share of Series B Preferred Stock, which amount is payable when, and if, dividends are declared and payable with respect to the Common Stock.  Except as may be required by law, holders of the Series B Preferred Stock will not have any voting rights and do not have any right to elect any directors.

A copy of the Certificate of Designation is filed with this Current Report as Exhibit 4.3.  The description of the Certificate of Designation contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 4.3.

Changes to the Board of Directors

As a condition to the closing of the debt restructuring transaction, the Company was obligated to set the size of its Board of Directors (the “Board”) at six directors and to appoint two qualified new directors from a list of at least four persons identified by the Noteholders prior to November 2, 2009.  In order for the Company to satisfy this requirement, two of the Company’s current directors had to resign on or prior to the closing of the Conversion Agreement.  See our Current Report on Form 8-K filed with the SEC on October 28, 2009, for information regarding the resignation of certain members of the Board and the election of new directors as contemplated by the Conversion Agreement.  The resignation of the former members of the Board and the election of the new directors to the Board became effective on October 30, 2009 upon the closing of the debt restructuring transaction.

The disclosure in this Current Report on Form 8-K regarding the terms of the debt restructuring, including the terms of the Series B Preferred Stock and the New Notes, is for information purposes only and does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities.  The offering and sale of the Common Stock, Series B Preferred Stock and New Notes was made solely to certain holders of the 2024 Debentures pursuant to the terms of the Conversion Agreement and the documents executed in connection therewith.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the caption “The Series B Preferred Stock” is incorporated into this Item 5.03 by reference.

Item 7.01.  Regulation FD Disclosure.

On October 30, 2009, the Company issued a press release announcing the Closing of the debt restructuring transaction as described in this Current Report on Form 8-K.  The press release is furnished as Exhibit 99.1 to this Report.

On October 30, 2009, the Company issued a press release announcing the appointment of James H. Hugar and G. Grant Lyon to the Company’s Board and the resignation of Guy W. Adams, Willow B. Shire, and Robert A. Lundy from the Company’s Board.  The press release is furnished as Exhibit 99.2 to this Report.

The information in Exhibit 99.1 and Exhibit 99.2 and in this Item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

Item 8.01.  Other Events.

Process Related to the Closing of the Debt Restructuring Transaction

Holders of the 2024 Debentures had the right to require us to repurchase the 2024 Debentures on October 1, 2009 for 113.76% of the principal amount to be purchased.  This repurchase right would have resulted in an additional payment of $13.3 million on the $96.7 million outstanding 2024 Debentures.  Because the Company did not have the resources to repay the principal amount and related premium if the 2024 Debentures were put to the Company for repayment on October 1, 2009, the Company’s Board of Directors formed a Strategic Development Committee (the “SDC”) comprised of independent Board members.  The SDC was responsible for assisting the Board in exploring potential alternative solutions to address the Company’s obligation to repay the principal and premium amount of the 2024 Debentures.

To assist with identifying and evaluating a spectrum of possible solutions, the Company, working in conjunction with the SDC, assembled a team of advisors including investment bankers, financing specialists, and legal counsel. The Company and the SDC considered and evaluated a broad range of alternatives, including mergers of equals, sale of the Company, restructuring of the current debt, infusions of private equity investment, taking the Company private, and capital market transactions. The Company entered into discussions with over 30 parties, including over a dozen strategic buyers and over a dozen private equity investors.  Of these, seven submitted proposals to acquire or to invest in the Company, and five firms conducted comprehensive diligence with the intent of consummating a definitive agreement to re-finance or acquire the Company.

The debt restructuring transaction contemplated by the Conversion Agreement significantly reduces the total amount of debt on the Company’s balance sheet by replacing the Company’s approximately $110 million of convertible debt which was due and payable on October 1, 2009 with approximately $50 million of convertible debt due in five years.

Special Meeting of Stockholders

As previously reported, the Company intends to call a Special Meeting of Stockholders (the “Special Meeting”) to approve a reverse stock-split (which may or may not be implemented) and to increase the number of the Company’s authorized shares of Common Stock to permit the conversion of the New Notes that are contemplated by the Conversion Agreement into shares of the Company’s Common Stock.  The Company expects to announce the record date and meeting date for this Special Meeting as soon as practicable.  Holders of shares of the Company’s Common Stock on the record date, including shares of Common Stock issued in connection with the debt restructuring transaction, will be able to vote their shares at this Special Meeting.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding the Company’s plans, intentions, and expectations.  Such statements include without limitation, statements regarding the impact on the Company and its stockholders from the closing of the debt restructuring transaction.  Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected.  A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s other reports filed with the Securities and Exchange Commission.  The risks included above are not exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

4.1	Indenture by and between Vitesse Semiconductor Corporation and U.S. Bank National Association, as Trustee, dated as of October 30, 2009.
4.2	Form of 8.0% Convertible Second Lien Debentures Due 2014 (included in Exhibit 4.1).
4.3	Certificate of Designation with respect to Series B Participating Convertible Non-Cumulative Preferred Stock.
99.1	Press Release dated October 30, 2009.
99.2	Press Release dated October 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2009

VITESSE SEMICONDUCTOR CORPORATION

	By:	/s/ MICHAEL B. GREEN
Michael B. Green
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture by and between Vitesse Semiconductor Corporation and U.S. Bank National Association, as Trustee, dated as of October 30, 2009.
4.2	Form of 8.0% Convertible Second Lien Debentures Due 2014 (included in Exhibit 4.1).
4.3	Certificate of Designation with respect to Series B Participating Convertible Non-Cumulative Preferred Stock.
99.1	Press Release dated October 30, 2009.
99.2	Press Release dated October 30, 2009.